Exhibit 21



                         Subsidiaries of the Registrant



Wholly-Owned Subsidiaries of Inmark Enterprises, Inc. (Registrant):

                                      State of Incorporation

         Inmark Services, Inc.               New York

         U.S. Concepts, Inc.                 Delaware

Wholly-Owned Subsidiary of the Registrant's Wholly-
Owned Subsidiary, Inmark Services, Inc.:

         Optimum Group, Inc.                 Ohio

North American Holding Corp., a wholly-owned subsidiary of the Registrant incorporated in Delaware, was dissolved on May 17, 1999